EXHIBIT 23(A)



                         INDEPENDENT AUDITORS' CONSENT



The Board of
Directors
Fleet Financial Group,
Inc.:



We consent to the incorporation by reference herein of our report dated January 17, 1996 relating to the consolidated balance sheets of Fleet Financial Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Current Report on Form 8-K of Fleet Financial Group, Inc. dated March 15, 1996, and to the reference to our firm under the heading "Experts." Our report refers to changes in the methods of accounting for mortgage servicing rights, investments in debt and equity securities, and income taxes.



/s/ KPMG PEAT MARWICK LLP



Boston, Massachusetts
March 22, 1996